Exhibit 99.8
ATRIUM BUILDING, LLC
OPERATING AGREEMENT

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Page

ARTICLE XIV DISSOLUTION, LIQUIDATION AND TERMINATION	41
§14.1 Dissolution	41
§14.2 Liquidation	41
§14.3 Termination	41

ARTICLE XV MISCELLANEOUS	42
§15.1 Remedies	42
§15.2 Notices	42
§15.3 Binding Effect	42
§15.4 Severability	42
§15.5 Counterparts	42
§15.6 Integration	42
§15.7 Governing Law	42

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ATRIUM BUILDING,
OPERATING AGREEMENT
     This OPERATING AGREEMENT of ATRIUM BUILDING, LLC (the “Company”) is made as of May _____, 2004 (this “Agreement”), by and among CARR CAPITAL ATRIUM, LLC, a Virginia limited liability company (“CCA”) and AETNA LIFE INSURANCE COMPANY, a Connecticut corporation (“Aetna”), as members of the Company (collectively, the “Members” and each a “Member”), and CARR CAPITAL REAL ESTATE INVESTMENTS, LLC, a Virginia limited liability company and a member of CCA (“CCREI”), as the initial Manager (as hereinafter defined) of the Company.
     WHEREAS, the Company was formed as a limited liability company pursuant to the Act (as hereinafter defined) by the filing of a certain Certificate of Formation with the office of the Secretary of State for the State of Delaware dated April 7, 2004, and the Members desire that the business and affairs of the Company are to be governed by this Agreement, subject to the Act; and
     WHEREAS, the Members have identified the Property (as hereinafter defined) as an attractive investment and desire to invest in the Property through the Company.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE I
DEFINED TERMS
     §1.1. Definitions. Unless the context otherwise requires, capitalized terms used herein shall have the meanings ascribed to them as set forth below:
     “Accountants” shall mean such certified public accountants as the Manager shall designate with the Consent of Aetna; provided, in the event the Accountants do not provide service reasonably acceptable to Aetna, Aetna shall have the right, upon thirty (30) days’ prior written notice to Manager (which notice shall provide specifics of unacceptable accounting services), to have the Company replace the Accountants with another certified public accounting firm designated by the Manager with the Consent of Aetna.
     “Act” means the Delaware Limited Liability Company Act, Del. Code Title 6, §§18-101 et seq., as amended from time to time.
     “Additional Member Loan” has the meaning set forth in § 4.2 hereof.

     “Adjusted Capital Account Deficit” shall mean, at any time, the then balance in the Capital Account of a Member, after giving effect to the following adjustments:
          (i) credit to such Capital Account any amounts that such Member is deemed obligated to restore as described in the penultimate sentences of Treasury Regulations §1.704-2(g)(l) and Treasury Regulations § 1.704-2(i)(5), or any successor provisions; and
          (ii) debit to such Capital Account the items described in Treasury Regulations §§1.704-l(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of § 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.
     “Advancing Member” has the meaning set forth in §4.2 hereof.
     “Affiliate” means with respect to a specified Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person.
     “Agreement” means this Agreement, as amended, modified, supplemented or restated from time to time.
     “Annual Budget” has the meaning set forth in § 11.3(a) hereof.
     “Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:
          (i) the initial Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as agreed to by the contributing Member and the Manager;
          (ii) the Asset Value of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Manager, as of the following times: (a) the contribution of assets to the Company by a new or existing Member as consideration for such Member’s Interest; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for such Member’s Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulations §1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) of this sentence shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and
          (iii) the Asset Value of any Company asset distributed to any Member shall be the fair market value of such asset on the date of distribution (net of the amounts of any liens thereon), as approved by the Manager.

     If the Asset Value of any asset has been determined or adjusted pursuant to Paragraph (i) or Paragraph (ii) above, such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Bankruptcy” means the voluntary or involuntary filing (which is not discharged within ninety (90) days) under federal or state bankruptcy or insolvency laws, or assignment for the benefit of creditors, receivership or similar creditor reorganization proceedings.
     “Business Day” means any day on which commercial banks in the Commonwealth of Virginia are open for the transaction of business.
     “Buy/Sell Event” shall mean any event, action or condition which, pursuant to the terms of this Agreement, would permit the initiation of the Buy/Sell Provisions of §6.6.
     “Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Article IV hereof.
     “Capital Contribution” means with respect to any Member, the aggregate amount of money and the initial Asset Value of any property (other than money) contributed to the Company pursuant to Article IV hereof with respect to such Member’s Interest.
     “Capital Transaction” means any financing, refinancing, sale, exchange or any other disposition or transfer of the Property or any part thereof, including, without limitation, (i) a ground lease of any part of the Property (but excluding space leases of any of the Property in the ordinary course of business), (ii) any condemnation or taking by eminent domain of all or any portion of the Property, (iii) any casualty to the Property or any part thereof, or (iv) any loss as a result of a title defect in the Property covered by title insurance.
     “Capital Transaction Proceeds” means the net proceeds received by the Company from any Capital Transaction after the payment of (i) all reasonable and customary costs, expenses, charges, fees, including collection expenses and taxes paid by the Company (other than taxes imposed on Members in their individual capacities), and other reasonable and customary expenses related thereto, (ii) any costs of restoration or repair of the Property performed in connection with such Capital Transaction, or any other capital expenditures or other reasonable and customary expenses for which such proceeds or awards are used, and/or (iii) any mortgage loan, including debt service payments hereunder, or any other debts or liabilities of the Company that are being refinanced, discharged or paid with such proceeds.
     “Carr Capital” means Carr Capital Corporation, a District of Columbia corporation.

     “Carr REIT” means a publicly-traded real estate investment trust of which Carr Capital is the sponsor and which acquires, by contribution or otherwise, substantially all of the assets of Carr Capital consisting of investments in office buildings (whether held directly or indirectly).
     “CCA” means CCA or its permitted successors or assigns in interest as a Substitute Member.
     “Certificate” means that certain Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Office of the Secretary of State for the State of Delaware.
     “Closing” means the effective date of the acquisition of the Property by the Company.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (§) of the Code refers not only to such specific section, but also to any corresponding provision of any federal tax statute enacted after the date of the Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.
     “Company” shall have the meaning ascribed to such term in the first paragraph of this Agreement.
     “Consent of Aetna” means the prior written consent of Aetna as may be required hereunder.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Day-to-Day Management” means the supervision, overseeing and management by Manager of the day-to-day operations of the use, operation, leasing and maintenance of the Property and compliance of the Property with material Requirements, and any sale or other disposition of the Property for which the Consent of Aetna has been given.
     “Decision Threshold Amount” shall mean seventy-five thousand dollars ($75,000).
     “Default” shall mean the material default of a Member or the Manager in respect of any of such Member’s or such Manager’s obligations hereunder, as applicable, including, without limitation, any failure by Manager to obtain the Consent of Aetna prior to taking any action constituting a Major Decision, which default remains uncured (i) for a period of ten (10) days after receipt by the defaulting Member or Manager as applicable, of notice thereof by the other Member if such default is monetary in nature or

(ii) for a period of thirty (30) days after receipt by the defaulting Member or Manager of notice thereof by the other Member if such default is not monetary in nature, provided, however, that if a default is not monetary in nature and cannot reasonably be cured within such thirty (30) day period, then such defaulting Member or Manager shall not be deemed to be in Default hereunder so long as such Member or Manager shall both commence to cure such default during such thirty (30) day period and thereafter diligently pursue to completion the curing of such default. In addition, the following shall constitute a “Default” hereunder with respect to a Member or the Manager, as applicable: (a) the dissolution or liquidation of such Member or Manager, the Bankruptcy of such Member or Manager or any of its principals, or any other event that results in such Member ceasing to be a Member (other than as expressly provided in this Agreement); (b) such Member becoming subject to any final order of a court of competent jurisdiction requiring such Member to divest itself of all or any portion of its interest in the Company; (c) the failure of Manager to maintain the Company as a “special purpose entity” as provided in §5.4 of this Agreement; (d) the withdrawal or retirement of such Member from the Company in breach of the covenant contained in §10.3; (e) the transfer of all or any part of such Member’s interest in the Company, or any interest therein, in breach of the covenants contained in §5.3 or §10.1 of this Agreement.
     “Defaulting Member” means, at any time, a Member which has committed or is the subject of a Default which has not been cured or waived,
     “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Manager.
     “Electing Member” has the meaning set forth in §6.6(a) hereof.
     “Fiscal Year” means the calendar year.
     “Funding Notice” has the meaning set forth in § 4.2 hereof.
     “Hazardous Materials” means (i) asbestos in any form; (ii) urea formaldehyde foam insulation; (iii) polychlorinated biphenyls; (iv) any other “hazardous waste”, as that term is defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6903(5), “hazardous substances”, as that term is defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601(14),

“pollutants” or “contaminants”, as those terms are defined by CERCLA, 42 U.S.C. §9601(33), (v) volatile organic compounds, including oil and petroleum products, or (vi) any other substance, compound or material whose use, storage, manufacture, transportation or disposal is proscribed or conditioned by the documents evidencing or securing the Mortgage Loan or other indebtedness secured by the Property.
     “Interest” means a Member’s entire interest as a Member in the Company, including without limitation, such Member’s rights under this Agreement, such Member’s share of the Profits and Losses of the Company and such Member’s rights to receive distributions of Net Cash Flow and the Company’s assets in accordance with the provisions of this Agreement and the Act.
     “IRR” means, as to any Member as of any date (an “IRR Determination Date”), the rate of return at which, as of the IRR Determination Date: (i) the then present value of all distributions made from time to time with respect to such Member’s investment in the Company equals, (ii) the then present value of all capital invested from time to time by such Member in the Company. For purposes of the foregoing: (a) present values shall be calculated from the time of the making of each Capital Contribution and based on a monthly accrual at a rate equal to the IRR for which the equation is being solved; (b) a Member’s reinvestment rate shall be assumed to equal the IRR for which the equation is being solved; (c) a Member’s “investment in the Company” shall mean all capital contributed by such Member to the Company from time to time; (d) subject to the provisions of clause (e), all of the present value calculations are to be made’as of the date when Capital Contributions were contributed to the Company; (e) all Capital Contributions after the date hereof shall be treated as having been contributed to the Company on the first day of the month during which a Member’s funds were actually delivered (or deemed delivered) to the Company; (f) all distributions shall be treated as if received on the last day of the month in which the distribution was made; (g) the rates of return shall be per annum rates and all amounts shall be calculated on a monthly basis and compounded on a monthly basis on the basis of a 12 month year; and (h) solely for purposes of computing an IRR, Capital Contribution of the Members set forth on Schedule A shall be treated, subject to the provisions of clause (e), as having been made on the date of this Agreement.
     “Liquidation” has the meaning set forth in §14.2 hereof
     “Major Decision” shall mean any of the following decisions or actions to be made or taken, as the case may be, that is not provided for in the Annual Budget:
•	A decision to sell, transfer, pledge, hypothecate, grant a mortgage on or security interest in, or dispose of any part of the Property, other than personal property of the Company having a fair market value less than the Decision Threshold Amount;

•	Except as otherwise described in §4.3(c) of this Agreement, a decision to borrow any sums on behalf of the Company which, individually or in the aggregate, are in excess of the Decision Threshold Amount, excluding any debt incurred in the ordinary course of business for goods, materials, services or supplies;

•	Approval of the Annual Budget;

•	A decision to exceed or deviate from the applicable Annual Budget and the schedule of expenditures on a line item basis set forth therein, in excess of 10% of any line item or in excess of 5% of an aggregate of all line items of the applicable Annual Budget, other than with respect to Non-Discretionary Expenses;

•	Subject to the requirements of any mortgage lender to the Company, a decision to retain any cash or cash equivalents of the Company in excess of the reserve amounts specified in the Annual Budget, other than as otherwise provided herein;

•	A decision to institute any litigation or pursue any claims or remedies on behalf of the Company, other than with respect to; (i) disputes encountered in the course of the Day-to-Day Management of the Property; (ii) claims on or for insurance coverage; or (iii) delivering notices of default, applying security deposits and commencing enforcement and eviction proceedings in the Company’s ordinary course of business in connection with the leasing of space at the Property , or (iv) real estate tax appeals, provided, however, that at the time that any of the foregoing actions are commenced, Manager in good faith believes that such action would not result in the Company incurring costs or liabilities in excess of the Decision Threshold Amount and provided further that if at any time subsequent to the commencement of any such action Manager has reason to believe that the Company likely may incur or has already incurred costs or liabilities in excess of the Decision Threshold Amount, Manager at such time promptly shall seek the Consent of Aetna with regard to the continued pursuit of such action, which consent shall not be unreasonably delayed, withheld or conditioned;

•	A decision to enter into any dispute, settlement, consent decree, stipulated court order or other resolution on behalf of the Company with any third party or any governmental or regulatory agency pursuant to which the Company would incur costs or liabilities in excess of the Decision Threshold Amount;

•	A decision to select or change the banks, accountants, brokers, tax advisors, managing agents (other than in accordance with the Management Agreement) or auditors;

•	A decision to submit the Property to the condominium form of ownership or the use of the Property for a purpose other than its current use;

•	A decision to enter into any lease of the Property, other than space leases entered into in the ordinary course of business on arm’s length terms;

•	A decision for the Company to acquire or to contract to acquire (i) any additional land, or (ii) any other real property or development rights;

•	A decision to demolish or abandon the Property or any material portion thereof;

•	A decision under the Management Agreement that would otherwise be a Major Decision hereunder;

•	A decision to require each Member to make an additional Capital Contribution to the Company;

•	A decision to change the Company’s depreciation or accounting methods or other methods with respect to treatment of various Company transactions for income tax purposes or other financial purposes;

•	A decision to retain or employ any individuals or entities on behalf of the Company to perform or assist Manager in the performance of Manager’s duties hereunder that would obligate the Company for more than the Decision Threshold Amount;

•	A decision to make any material amendment to or terminate any contract, agreement or arrangement between the Company and any third party or any individual or entity Affiliated with or controlled by Manager (including, specifically, but not limited to, any contract, agreement or arrangement to reimburse the expenses of or otherwise compensate any individual or entity), except as contemplated in the Annual Budget or the Management Agreement, and any market-rate leasing and construction contracts with Manager’s Affiliates;

•	A decision to make any material amendment to or termination of the Management Agreement or change or permit the Property Manager to delegate its responsibilities under the Management Agreement, except as permitted hereunder or thereunder;

•	A decision to make, execute or deliver any assignment for the benefit of creditors or file a voluntary petition in bankruptcy by or on behalf of the Company, or to acquiesce in the filing against the Company of a petition in bankruptcy;

•	A decision to admit any additional or substituted members to the Company, except as provided for in this Agreement;

•	A decision to voluntarily dissolve, directly or indirectly, the Company or Manager or liquidate the assets of either of them;

•	A decision to institute any merger, consolidation or incorporation of the Company (or the assets or business thereof);

•	A decision to amend any provision of this Agreement, and/or any provision of any loan documents relating to the Mortgage Loan and any refinancing thereof, except as permitted hereunder or thereunder;

•	A decision to use any portion of any Capital Transaction Proceeds except in accordance with Article IX hereof;

•	A decision to make distributions to the Members except in accordance with Article IX hereof; or

•	A decision to decrease the amount of any liability, hazard, rent or other insurance coverage existing with respect to the Property unless such insurance coverage is unavailable from the Company’s existing insurer at the cost provided for in the Annual Budget.
     “Management Agreement” shall mean that certain property management agreement entered into between the Company and the Property Manager as provided in §6.3, and any successor management agreement.
     “Manager” shall mean CCREI, unless and until (a) a successor Manager is designated pursuant to §6.1(e), or (b) Aetna exercises its right to replace CCREI as Manager pursuant to §6.7, in either of which case “Manager” shall mean and refer to such successor or replacement Manager on and after such date.
     “Member Loan” has the meaning set forth in § 4.2 hereof.
     “Member Nonrecourse Deductions” means an item of loss, expense or deduction attributable to a nonrecourse liability of the Company for which a Member bears the economic risk of loss within the meaning of Treasury Regulations §1.704-2(b)(4).
     “Members” means CCA and Aetna collectively, or their respective permitted successors or assigns in interest as a substitute Member.
     “Membership Percentage” means, with respect to any Member at any time, its proportionate ownership interest in the Company at such time, expressed as a percentage. The Membership Percentage for each Member is, as of the date of this Agreement, set forth on Schedule A, which shall be updated by Manager from time to time as necessary to reflect any changes in such Membership Percentages in accordance with this Agreement.
     “Minimum Gain” means “partnership minimum gain”, as that term is defined in Treasury Regulations §1.704-2(d). The amount of Minimum Gain equals the total amount of gain the Company would realize for federal income tax purposes if it disposed of all assets subject to Nonrecourse Debts for no consideration other than full satisfaction thereof.
     “Mortgage Loan” means, collectively, those certain loans in the aggregate principal amount of $24,613,532.78 made to or assumed by the Company and made by Allstate Life Insurance Company or an Affiliate thereof, secured by a mortgage lien on the Property.
     “Mortgage Loan Documents” means the documents evidencing or securing the Mortgage Loan or executed by the Company for the benefit of the holder of the Mortgage Loan in connection therewith.
     “Net Cash Flow” means, with respect to any Fiscal Year or other period of the Company, the net income of the Company, calculated in accordance with generally accepted accounting principles, plus the amount of depreciation and other non-cash items that were deducted for the purpose of calculating net income, minus the amount of capital expenditures, principal payments upon indebtedness for money borrowed and other cash expenditures that were not deducted for the purpose of calculating net income (excluding any payments of principal and interest on Member Loans) and minus amounts deposited for the establishment or replenishment of any Company reserves established and maintained in accordance with the then applicable Annual Budget or required under the terms of the Mortgage Loan.
     “Non-Defaulting Member” at any time mean a Member who is not a Defaulting Member at such time.
     “Non-Discretionary Expenses” means the following:
     (i) real estate taxes and assessments on the Property;
     (ii) payments required to be made pursuant to the Mortgage Loan and any other mortgage loan secured by the Property and approved by all Members or any other indebtedness of the Company approved by the Members or permitted hereunder, as well as any costs of curing any default under any such mortgage or other indebtedness;
     (iii) utility costs and insurance premiums directly related to the Property;

     (iv) any costs of any alteration, repair or replacement necessary to comply with any Requirements;
     (v) any amount required to be paid by the Company pursuant to any final order, judgment, or decree of any court or governmental body having jurisdiction;
     (vi) any amount required to fulfill any contractual obligation of the Company, including any contracts with any Affiliates of Members; and
     (vii) any amount required for the safety of tenants, occupants or invitees of the Property or to avoid the suspension of any services necessary to such tenants, occupants or invitees.
     “Non-Electing Member” has the meaning set forth in §6.6(a) hereof.
     “Non-Participating Member” has the meaning set forth in § 4.2 hereof.
     “Nonrecourse Debt” means debt of the Company or any partnership (or other entity treated as a partnership for federal income tax purposes) in which the Company holds an interest, directly or indirectly through other partnerships (or other such entities), as to which no partner or member of the applicable partnership or other entity is personally liable, as determined under §752 of the Code and Treasury Regulations §1.752-l(a)(2).
     “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations § 1.704-2(c). The amount of Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain during the fiscal year, reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a nonrecourse liability that are allocable to an increase in Company Minimum Gain.
     “Percentage Interest” means, at any time unless and until CCA has exercised its option under §6.8 to acquire a portion of Aetna’s Interest, (a) in determining the distribution of Net Cash Flow pursuant to §9.1 of this Agreement, Aetna’s Percentage Interest shall be 85% and CCA’s Percentage Interest shall be 15%; and (b) in determining the distribution of Capital Transaction Proceeds and any other cash pursuant to §9.2 of this Agreement, as follows: (i) from the date hereof, Aetna 100%, until such time as Aetna has received Capital Transaction Proceeds equal to its Capital Contributions, and then (ii) CCA, 100%, until such time as it has received Capital Transaction Proceeds equal to all its Capital Contributions, and then (iii) Aetna 100%, until such time as Aetna has received a 11% IRR on all its Capital Contributions, and then (iv) CCA 100%, until such time as CCA has received a 11% IRR on its Capital Contributions, and then (v) Aetna, on the one hand, 65% and CCA, on the other hand, 35%, until such time as Aetna has received a 13.5% IRR on all its Capital Contributions, and then (vi) Aetna, on the one hand, 50% and CCA, on the other hand, 50%. Upon consummation of CCA’s acquisition of a portion of Aetna’s Interest pursuant to Section 6.8, if any, (i) Aetna’s Percentage Interest pursuant to clause (a) of the immediately preceding sentence shall be reduced from 85% to 51%, and CCA’s Percentage Interest pursuant to clause (a) of the immediately preceding sentence shall be increased from 15% to 49%, (ii) Aetna’s Percentage Interest pursuant to clause (b)(v) of the immediately preceding sentence shall be reduced from 65% to 36% and CCA’s Percentage Interest pursuant to clause (b)(v) of the immediately preceding sentence shall be increased from 35% to 64%, and (iii) Aetna’s Percentage Interest pursuant to clause (b)(vi) of the immediately preceding sentence shall be reduced from 50% to 26% and CCA’s Percentage Interest pursuant to clause (b)(vi) of the immediately preceding sentence shall be increased from 50% to 74%. For purposes of determining the distribution of Net Cash Flow and the annual returns of the Members in respect of their Capital Contributions, (x) subject to the provisions of clause (y) of this sentence, all of the annual return calculations are to be made as of the date when Capital Contributions were contributed to the Company; and (y) the initial Capital Contributions made by the Members shall be deemed to have been made as of the date of the Closing.
     “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.
     “Personal Representative” means the successor or legal representative (including, without limitation, a guardian, executor, administrator or conservator) of a dead or incompetent Member.
     “Prime Rate” means, with respect to any Member Loan or Additional Member Loan the prime rate of interest announced as such (for U.S. money center commercial banks) from time to time in The Wall Street Journal, on the most recent business day preceding the day such Member Loan or Additional Member Loan was made.
     “Profits” and “Losses” means, for each Fiscal Year an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with §703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to §703(a)(l) of the Code), with the following adjustments:
     (i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
     (ii) any expenditures of the Company described in §705(a)(2)(B) of the Code (or treated as expenditures described in §705(a)(2)(B) of the Code pursuant to Treasury Regulations §1.704-1 (b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to the definition shall be subtracted from such taxable income or loss;

     (iii) in the event the Asset Value of any Company asset is adjusted in accordance with Paragraph (ii) or Paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
     (iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value; and
     (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above.
     (vi) notwithstanding any other provision hereof, any items which are specially allocated pursuant to Article VIII shall not be taken into account in computing Profit or Losses.
     “Property” means the real property and improvements thereon commonly known as The Atrium Building, consisting of a-five-story brick office building located at 277 S. Washington Street, Alexandria, Virginia.
     “Property Manager” has the meaning set forth in §6.3.
     “Proposed Budget” has the meaning set forth in §11.3(a) hereof.
     “Purchase Agreement” means that certain Agreement of Purchase and Sale dated as of April 9, 2004 by and between AREH Atrium LLC (“Seller”) and Carr Capital, as amended by the First Amendment to Agreement of Purchase and Sale, dated April 9, 2004, and the Second Amendment to Agreement of Purchase and Sale, dated April 26, 2004, and as assigned by Purchaser to the Company by Assignment and Assumption Agreement of even date herewith.
     “Real Estate Operating Company” shall have the meaning ascribed to such term in Department of Labor Regulation §2510.3-101 (e) (29 CFR §2510.3-101 (e)).
     “Recourse Debt” means debt of the Company or any partnership (or other entity treated as a partnership for federal income tax purposes) in which the Company holds an interest, directly or through other partnerships (or other such entities), as to which a partner or member or any related person bears the economic risk of loss, as determined under §752 of the Code and Treasury Regulations §1.752-1 (a)(l).

     “Requirements” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, of all governmental authorities having jurisdiction over the Property, or the National Board of Fire Underwriters, affecting the maintenance, use or occupation of the Property.
     “State” shall mean the State of Delaware.
     “Tax Matters Partner” has the meaning set forth in §12.1 hereof.
     “Transfer” has the meaning set forth in §10.1 hereof
     “Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provision of succeeding regulations).
     §1.2 Use of Certain Terms. The terms “approve”, “approval”, or “authorized”, as well as any derivations of such terms, when used in reference to any Person, shall refer to the approval or authorization of such Person, as signified in writing from such Person.
ARTICLE II
FORMATION AND TERM
     §2.1 Formation; Capital Contributions.
     (a) The Company was formed pursuant to the filing of the Certificate pursuant to the provisions of the Act. The Members hereby agree that, effective upon the date of this Agreement, the rights, duties and liabilities of the Members shall be governed by this Agreement, subject to the Act.
     (b) The name and mailing address of each Member and the Capital Contributions to the Company of each Member as of the date hereof are listed on Schedule A attached hereto. The Manager shall update Schedule A from time to time as necessary to accurately reflect the information therein, including, without limitation, to reflect any Capital Contributions after the date hereof, any Transfers of Interests and any admissions of new Members pursuant to Article X hereof. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.
     (c) Any of Manager or any other officer of the Company, duly authorized by the Manager as an authorized person within the meaning of the Act, shall execute, deliver and file any and all amendments to the Certificate and any restatements thereof.
     §2.2. Name. The name of the limited liability company formed by the filing of the Certificate and governed by this Agreement is Atrium Building, LLC. The business of the Company may be conducted upon compliance with all applicable laws under any other name approved by the Manager and Aetna, provided, such name shall not include “Aetna” or any phonetic equivalent thereto.
     §2.3. Term. The term of the Company commenced on the date of the filing of the Certificate with the Secretary of State for the State of Delaware and shall continue until dissolved in accordance with the provisions of this Agreement.
     §2.4. Registered Agent and Office. The Company’s registered agent and office in the State shall be The Corporation Trust Company, Corporation Trust Center, 1290 Orange Street, Wilmington, Delaware 19801. At any time, the Manager may approve another registered agent and/or registered office.
     §2.5. Principal Place of Business. The principal place of business of the Company shall be located at c/o Carr Capital Corporation, 1750 H Street, N.W., Suite 500, Washington, D.C. 20006. At any time, Manager may change the location of the Company’s principal place of business, provided Manager provides all other Members with prior written notice of such change.
ARTICLE III
PURPOSE AND POWERS OF THE COMPANY
     §3.1. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to acquire, own, hold, manage, operate, lease, sell, finance, refinance and otherwise deal with the Property, and to engage in any and all activities necessary, convenient, desirable or incidental to the foregoing. The Company shall not carry on or engage in any other activity.
     §3.2. Powers of the Company.
     (a) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in §3.1, including, but not limited to, the power:
          (i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
          (ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment or the purposes of the Company;

          (iii) to enter into, perform and carry out contracts of any kind, including, without limitation, the Purchase Agreement, contracts with any Member, Manager or any officer of the Company or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;
          (iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or direct or indirect obligations of the United States or of any foreign government, or of any state, territory, governmental district or municipality or instrumentality or any of them;
          (v) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;
          (vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;
          (vii) to appoint employees and agents of the Company, and define their duties and fix their compensation;
          (viii) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;
          (ix) to cease its activities and cancel its Certificate;
          (x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;
          (xi) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;
          (xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all claims or demands of or against the Company; and
          (xiii) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

     (b) The Manager may authorize any Person (including, without limitation, any Member) to enter into and perform any document, instrument or agreement on behalf of, and in the name of the Company.
     (c) Notwithstanding the provisions of this Article III, Article IV or any other provisions of this Agreement, all Major Decisions shall require the prior approval of all Non-Defaulting Members. All Members hereby approve the Company entering into the Mortgage Loan and executing the Mortgage Loan Documents and hereby authorize the Manager to execute and deliver the Mortgage Loan Documents for and on behalf of the Company.
ARTICLE IV
CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS AND MEMBER LOANS
     §4.1. Initial Capital Contributions. As of the date of this Agreement, the Capital Contributions made by each Member to the Company are set forth opposite its name on Schedule A hereto, such Capital Contributions to be made not later than the date of the Closing.
     §4.2. Additional Funding Request. If Manager determines, in its reasonable discretion, that additional funds are required for the operation of the Company or the Property, then Manager shall, if and only to the extent permitted under the Mortgage Loan, first attempt to arrange for the Company to borrow such funds from third party lenders at market rates. If it is not possible to borrow funds from third party lenders, Manager shall give written notice (the “Funding Notice”) thereof to all of the Members setting forth (i) the amount of additional funds so required, (ii) the proposed application of such funds, and (iii) when any such additional funds are to be funded (which funding date shall not be less than sixty (60) days following the delivery of the notice pursuant to this Section; provided that the time for such funding shall be determined at Manager’s discretion in the event of an emergency). Upon receipt of a Funding Notice, any Member shall have the right, but not the obligation, to make a loan (a “Member Loan”) to the Company in an amount equal to the product obtained by multiplying its Membership Percentage by the additional funds required. A Member’s failure to fund a Member Loan shall not be considered to be a Default hereunder. Any Member Loan made pursuant to this Section shall bear interest at the rate of the Prime Rate plus two percent (2%) per annum, and shall be repaid as hereinafter provided. If any Member (the “Non-Participating Member”) chooses not to make a Member Loan to the Company within the time period set forth in the applicable Funding Notice, then the other Members, or any of them (the “Advancing Member(s)”) may make such additional Member Loans (“Additional Member Loans”) to such Non-Participating Member which in the aggregate are equal to the amount of the Member Loan which the Non-Participating Member elected not to make, in such proportion (in the event there is more than one (1) Advancing Member) between them as their Membership Percentages bear inter se, and any such Additional Member Loans shall bear interest at the rate of the Prime Rate plus four percent (4%) per annum, and shall be repaid as hereinafter provided. If an Advancing Member makes an Additional Member Loan to a Non-Participating Member,

the Non-Participating Member shall immediately make a Member Loan in the same amount to the Company, and the Advancing Member may remit the proceeds of the Additional Member Loan directly to the Company in satisfaction of such Non-Participating Member’s obligation to make such Member Loan.
     §4.3. Payment of Member Loans and Additional Member Loans. Any Member Loan made to the Company pursuant to Section 4.2 shall be evidenced by a promissory note duly issued by the Company. Any Additional Member Loan made to a Non-Participating Member pursuant to §4.2 shall be evidenced by a promissory note duly issued by the Non-Participating Member. Member Loans shall be payable from the first available Net Cash Flow. Additional Member Loans shall be payable to the Advancing Member solely from (i) payments received by the Non-Participating Member on account of Member Loans made by the Non-Participating Member to the Company, and (ii) the Non-Participating Member’s allocable share of the first available Net Cash Flow after payments with respect to any Member Loans. In the event that distributions of Net Cash Flow have been insufficient to fully repay any Member Loans or Additional Member Loans, then any remaining balance due (including accrued interest) shall be repaid solely from distributions of Company assets pursuant to Section 9.2 below. Additional Member Loans shall be non-recourse to the Non-Participating Member.
     §4.4 Limitations Pertaining to Capital Contributions.
     (a) Return of Capital. Except as otherwise provided in this Agreement, no Capital Contributions or any money or other property shall be withdrawn from or paid by the Company unless such withdrawal or payment is approved by the unanimous consent of the Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash.
     (b) No Third Party Rights. Nothing in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor or the Company will be entitled to require any Member to solicit or demand Capital Contributions or loans from any other Member.
     §4.5. Member’s Interest. A Member’s Interest shall for all purposes be personal property. A Member has no interest in specific Company property.
     §4.6. Status of Capital Contributions. No Member, and no member of the Manager, and no officer of the Company, shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, the Manager or otherwise in its capacity as a Member, Manager or officer of the Company, as the case may be, except as otherwise specifically provided in this Agreement and in the Management Agreement, and except for any compensation expressly included in an Annual Budget.

     §4.7. Capital Accounts.
     (a) A separate Capital Account shall be maintained for each Member in accordance with the provisions of this §4.7. Each Member’s Capital Account shall be determined and adjusted as follows: (i) each Member’s Capital Account shall be increased by (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits, (C) such Member’s distributive share of any items in the nature of income or gain which are specially allocated pursuant to Article VIII, and (D) the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member within the meaning of Regulations §1.704-l(b)(2)(iv)(c); and (ii) such Member’s Capital Account shall be decreased by (A) the amount of money and Asset Value of any other Company property distributed to such Member pursuant to this Agreement, (B) such Member’s distributive share of Losses, (C) such Member’s distributive share of items in the nature of deduction or losses which are specially allocated pursuant to Article VIII, and (D) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company within the meaning of Regulations §1.704-l(b)(2)(iv)(c).
     (b) In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Interest.
     (c) In determining the amount of any liability for the purposes of §§4.7(a)(i)(D) and 4.7(a)(ii)(D) hereof, there shall be taken into account Code §752(c) and any other applicable provisions of the Code and Regulations.
     (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations §1.704-l(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The Company shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations §1.704-l(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations §1.704-1(b).
     §4.8. Third-Party Beneficiaries. Neither this Article IV, nor any other provision of this Agreement, shall be construed to create any rights or benefits in any Person, other than the Members, and, subject to the limitations on transfer contained herein, their respective legal representatives, transferees, successors, and assigns. Without limiting the foregoing, the future agreement of the Members to make additional capital contributions to the Company shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, including, but not limited to, any guest, licensee, invitee, purchaser or tenant or any part of the Property, or the holder of any obligations secured by a mortgage, or other lien or encumbrance upon or affecting the Company or any interest of a Member therein or in the Property or any part thereof or any interest therein.
ARTICLE V
MEMBERS
     §5.1. Powers of Members. The Members shall have the power to exercise any and all rights or powers specifically granted to the Members pursuant to this Agreement or as otherwise required by the Act. Except as otherwise specifically provided by this Agreement or required by the Act, no Member (other than a Member who is also a Manager) shall have the power to act for or on behalf of, or to bind, the Company or to manage the business and affairs of the Company which, as more specifically provided in §6.1 hereof, is delegated to the Manager.
     §5.2. Partition. Each Member waives any and all rights that it may now or hereafter would otherwise have to maintain an action for partition of the Company’s property.
     §5.3. Transfer and Admission of New Members. A Member may not Transfer all or any part of its Interest to any Person except in accordance with Article X hereof. Any assignee or transferee of any Interest transferred in accordance with Article X hereof shall be entitled to the allocations of Profits and Losses under Article VIII and distributions under Articles IX and XIV to which the assignor or transferor was entitled with respect to such Interest, but shall not be entitled to exercise any rights of a Member hereunder unless and until such assignee or transferee is admitted as a Member in accordance with the provisions hereof. Except as provided in Article X, no assignee or transferee of any Interest may be admitted as a Member in the Company except with the prior approval of the Manager and Consent of Aetna. Admission of a new Member shall not cause dissolution of the Company. Following or coincident with any such admission, the Manager shall amend Schedule A to this Agreement to reflect such event and the terms of such admission. Any assignee or transferee of any Interest shall, regardless of whether such assignee or transferee becomes a Member, be deemed to have been assigned all obligations of its assignor or transferor in respect of such Interest.
     §5.4. Special Purpose Entity. The Company shall be a special purpose entity and, except as required by any mortgage lender to the Company, shall comply with the following:
(a)	maintain records and books of account separate from those of any other Person;

(b)	maintain financial statements separate from those of any other Person (except that the Company may be included in consolidated financial statements of another Person where required by GAAP);

(c)	file its own tax returns;

(d)	except for certain overhead and transaction costs that are allocated on a reasonable basis among the Company and certain of its Affiliates and specifically identified on the Annual Budget, pay its own liabilities from its own funds and pay the salaries of its own employees, if any;

(e)	participate in the fair and reasonable allocation of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities (which allocation shall be specifically identified in §6.3(b) or on the Annual Budget);

(f)	except as otherwise agreed, deal with its Affiliates only on a basis which is equivalent to the way it would deal with independent third parties and maintain an arms’ length relationship with any other parties furnishing services to it;

(g)	use invoices and checks separate from any of its Affiliates;

(h)	deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

(i)	observe all limited liability company formalities necessary to maintain its identity as an entity separate and distinct from its Affiliates;

(j)	hold itself out as a separate and distinct entity from any other Person;

(k)	hold title to its assets in its own name;

(1)	conduct its business in its own name or under such trade name as will not be reasonably likely to cause confusion as to its separate existence; and

(m)	correct any known misunderstanding regarding its separate identity;

(n)	not commingle its funds or other assets with those of any other Person;

(o)	not guarantee or become obligated for the debts of any other Person or hold its credit as being available to satisfy the obligations of any other Person; provided, however, that this provision shall not be deemed to prohibit customary joint and several obligations and any indemnification and contribution agreements entered into in the ordinary course of business of the Company;

(p)	not pledge any of its assets for the benefit of any other Person;

(q)	to the fullest extent permitted by law, not engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests, except as otherwise permitted hereunder;

(r)	not acquire obligations or securities of its Affiliates or Members;

(s)	not make any loans to any other Person;

(t)	not identify any of the Members or any of its Affiliates as a division or part of it or itself as a division or part of any of them;

(u)	not take any action in contravention of the limitations on powers set forth in its organizational or formation documents;

(v)	not engage (either as transferor or transferee) in any material transaction with any Affiliate other than for fair value and on terms similar to those obtainable in arm’s length transactions with unaffiliated parties (which transactions shall be specifically identified on the Annual Budget), or engage in any transaction with any Affiliate involving any intent to hinder, delay or default any entity; or

(w)	not engage in any business activity other than as permitted by this Agreement.
ARTICLE VI
MANAGEMENT
     §6.1. Management of the Company.
     (a) The business and affairs of the Company shall be managed by and under the direction of the Manager. The Manager shall have full, exclusive and complete discretion to manage and control the Day-to-Day Management of the Company, to carry out all other actions as may be determined by the Members with respect to Major Decisions and consistent therewith to take all such actions as they deem necessary or appropriate to accomplish the purpose of the Company as set forth herein, subject to the terms of this Agreement and the Act. So long as Aetna is a Member, the Manager shall cause the Company to be a Real Estate Operating Company, to the extent necessary to prevent any of the assets of the Company from constituting “plan assets”, as such term is used in Department of Labor Regulation §2510.3-101 (29 CFR §2510.3-101).

     (b) Notwithstanding anything to the contrary contained in this Article VI or in any other Section of this Agreement, all Major Decisions shall require approval of all Members, other than Defaulting Members.
     (c) A Member who is also a Manager shall cease to be a Manager upon any Transfer or other withdrawal by it in contravention of the provisions of Article X. A Manager shall cease to be a Manager upon its Bankruptcy. While the Manager need not itself be a Member, a Manager shall cease to be a Manager upon a Transfer or other withdrawal, which has the result that neither such Manager, nor any Person who is an Affiliate of such Manager, is a Member. As of the date of this Agreement, CCA is an Affiliate of CCREI.
     (d) At any time, if there is no Manager, a successor Manager shall be designated by consent of the Members. In the event of any successor Manager, such new Manager shall enter into an agreement which is valid and binding with respect to such Manager, all of the Members and the Company, the effect of which is that the new Manager is subject to the applicable provisions of this Agreement with the same force and effect as if such Manager had originally been the Manager hereunder. Such agreement may make such amendments to this Agreement as may be necessary or appropriate to reflect and provide for the participation of such new Manager as a Manager and for the continued classification of the Company as a partnership for state and federal income tax purposes.
     §6.2. Day-to-Day Operations. The Manager may appoint such officers of the Company as the Manager determines from time to time to be necessary or convenient for the conduct of the Company’s business. Such officers shall perform such duties and have such powers as from time to time may be assigned to them by the Manager or otherwise provided herein. All checking and deposit accounts of the Company shall be in the name of the Company and shall require such signatures as shall be designated by the Manager.
     §6.3. Management Services and Other Fees.
     (a) Pursuant to the Management/Leasing Agreement (the “Management Agreement”) dated as of May ___, 2004, as amended, between the Company and Trammell Crow Services, Inc. (the “Property Manager”), the Company shall pay the Property Manager a management fee in the amount of 3% of the gross monthly income derived from the Property, plus reimbursement of such costs and expenses of the Property Manager as set forth in the Management Agreement. The Manager shall have no right to terminate or replace the Property Manager (except as specifically provided in the Management Agreement) or amend, modify, or terminate the Management Agreement without the Consent of Aetna. Pursuant to an Asset Management Agreement (the “Asset Management Agreement”) dated as of July ___, 2003, between the Property Manager and Carr Capital (“Asset Manager”, which term shall include any successor to Carr Capital as asset manager under such Asset Management Agreement), the Property Manager pays the Asset Manager for services rendered from the Property Manager’s management fee an asset management fee equal to 1.5% of the gross income derived from the Property. Manager shall have the right to engage Standard & Poors to perform a cost segregation study for the Company at a cost not to exceed $15,000. In the event that the Management Agreement is terminated for any reason, the Company shall enter into or cause the replacement property manager to enter into a replacement asset management agreement with the Asset Manager on the same terms and conditions as the Asset Management Agreement.
     (b) Manager shall be entitled to reimbursement from the Company for actual and direct expenses incurred by Manager or its Affiliates for legal, accounting, auditing and other professional services provided for the benefit of the Company as necessary to perform all functions anticipated by the terms of this Agreement. Where “in house” accounting services are provided by employees of Manager or its Affiliates, the costs of such services shall be $5,000 for the Company’s first Fiscal Year and thereafter reasonably determined by Manager based upon the actual compensation and benefits associated with the applicable employees, and shall be specifically identified on the Annual Budget.
     (c) Upon the effectiveness of this Agreement, Asset Manager shall receive an acquisition fee from the Company in the amount of $352,750 in compensation for its services with respect to the sourcing, due diligence, structuring and closing of Aetna’s investment in the Company.
     (d) Upon the effectiveness of this Agreement, NorthMarq Capital, Inc. (“NorthMarq”) shall receive from the Company a fee equal to $159,375 in compensation for its services with respect to the placement of Aetna’s investment in the Company. In addition, NorthMarq shall receive a fee from the Company of $30,000 upon closing of the Mortgage Loan in compensation for its services with respect to the placement of the Mortgage Loan.
     §6.4. No Management by Members. Except as otherwise expressly provided herein, no Member, who is not also a Manager, shall take part in the management, or the operation or control of the business and affairs of the Company. Except and only to the extent expressly provided for in this Agreement and as delegated by the Manager, no Member or other person other than the Manager shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.
     §6.5. Arbitration.
     (a) In the event of any dispute or disagreement among the Members and/or the Manager as to any matter which requires their agreement under this Agreement, any or all of the Members and/or the Manager may set forth their respective positions and disagreements in writing and give notice of same to the other Members and the Manager. They shall make a good faith effort to resolve the dispute or disagreement. If the dispute or disagreement is not settled at the expiration of fifteen (15) days from the time any such notice is received, then the entire matter shall be submitted to binding arbitration subject to subparagraph (b) below. The arbitration shall take place before a single arbitrator in Alexandria, Virginia, or any other location agreeable to the parties. The arbitration shall be in accordance with the applicable commercial arbitration rules and regulations of the American Arbitration Association, and the decision of the arbitrator shall be binding on the parties.
     (b) Notwithstanding §6.5(a) above, in the event that, at any time any Member and/or the Manager reasonably and in good faith determines that (i) the dispute resolution procedures set forth above cannot be completed within a reasonable period of time or for any reason are not satisfactory, or (ii) the arbitration has continued for an excessive period of time, then the Members and the Manager hereby agree that, in the event that the dispute specifically concerns a deadlock between any Members and/or the Manager concerning a Major Decision, any Member who is a party to such dispute may treat such event as a Buy/Sell Event and may employ the procedures for such set forth in §6.6 hereof.
     §6.6. Buy/Sell Provision.
     (a) Either Member (in either case, the “Electing Member”), provided such Member is not a Defaulting Member, by written notice (the “Election Notice”) to the other (the “Non-Electing Member”), may declare that a “Buy/Sell Event” has occurred and initiate the provisions of this §6.6, (i) at any time that the circumstances set forth in §6.5(b) shall have occurred, (ii) at any time the other Member is in Default, or (iii) at any time on or after the second anniversary of the date of this Agreement.
     (b) The Election Notice shall include the Electing Member’s good faith best estimate of the fair market value of one hundred percent (100%) of all the assets of the Company (“Bid Price”) and such reasonable financial information relating to the Property and the Company which is reasonably available to the Electing Member, so as to permit the Non-Electing Members to make a decision with respect to the Election Notice.
     (c) Within the next sixty (60) days following the receipt by the Non-Electing Members of the Election Notice, the Non-Electing Members shall notify the Electing Member (the “Purchase or Sale Notice”) either that (A) the Non-Electing Members have elected to purchase the Electing Member’s Interest for the Purchase Price, determined as hereinafter provided, or (B) the Non-Electing Members have elected to sell their respective Interests to the Electing Member for the Purchase Price, determined as hereinafter provided. The “Purchase Price” in each case shall be the amount the selling Member would receive as a distribution from the Company if the assets were sold for the Bid Price, the amount of all debts and liabilities (including transaction costs and contingent liabilities) were subtracted, the Company were dissolved and its assets distributed in accordance with Article XIV. A reasonable reserve may be withheld from the Purchase Price based on the Accountants’ estimate of the Company’s needs with respect to any such contingent liabilities and the selling Member’s share thereof in determining the Purchase Price; provided, that at the expiration of such period of time as may be determined by the Accountants, the balance of such reserve remaining shall be paid to the selling Member. Failure by the Non-Electing Members to give a Purchase or Sale Notice within the aforesaid sixty (60) day period shall be deemed an absolute and binding election to sell at the purchase price set forth above.
     (d) Within thirty (30) days after the date of the Purchase or Sale Notice, or, if applicable, the lapse of the sixty (60) day period referred to in §6.6(c) above, the purchasing Member or Members shall make a deposit with an escrow agent mutually acceptable to the Members (the “Escrow Agent”), in an amount equal to five percent (5%) of the Purchase Price (the “Deposit”). The Escrow Agent shall hold the Deposit in an interest bearing account until the closing of the Buy/Sell at which time the Escrow Agent shall deliver the Deposit as provided in this Article.
     (e) In the event the Manager is a selling Member, the Manager shall, without requirement of further action by the Company, be divested of all authority to act for and on behalf of the Company and shall be removed as Manager of the Company from and after the date of the delivery of the Purchase or Sale Notice, or, if applicable, the lapse of the sixty (60) day period referred to in §6.6(c) above, whereupon the purchasing Member shall be vested with such authority and be the replacement Manager.
     (f) The closing shall be held on a date not more than ninety (90) days after the date of the Purchase or Sale Notice (or lapse of the sixty (60) day period referred to in §6.6(c) above), and at a place in Virginia specified by notice from the purchasing Member given not less than thirty (30) days before the closing. Any Member who is a party to the closing shall have the right to extend the closing for an additional thirty (30) days upon written notice to the other party or parties to the closing. At the closing, in return for the Purchase Price, the selling Member or Members shall execute, acknowledge and deliver such documents as the purchasing Member or Members may reasonably require to vest in the purchasing Member or Members (or designee thereof) the selling Member’s or Members’ then existing Interests, free and clear of all liens, encumbrances, claims of others, and charges of others, and charges of any kind, and the purchasing Member or Members shall tender the applicable Purchase Price (less the Deposit) in cash or by immediately available funds, and the Deposit held by the Escrow Agent shall be paid to the selling Member or Members.
     (g) In the event the selling Member fails to sell, as provided herein, and provided that the purchasing Member is not then in default of its obligations under this section, the Deposit shall be returned to the purchasing Member and the purchasing Member shall be entitled to pursue any and all legal and equitable remedies it may have against the selling Member to enforce the buy/sell provisions of this §6.6 of this Agreement by specific performance or similar action. In the event the purchasing Member fails to purchase the selling Member’s Interest as provided herein, the selling Member may, at its election, either (i) accept delivery of the Deposit as liquidated damages and as its sole remedy, and the purchasing Member shall have no further liability to the selling Member with respect to the proposed purchase under this §6.6 or (ii) elect to purchase the Electing Member’s Interest and shall proceed to so purchase the

Electing Member’s Interest in accordance with the terms of this §6.6 upon written notice to the Electing Member.
     §6.7. Aetna’s Right to Acquire CCA’s Interest and/or Replace CCREI as Manager. In the event of any of (a) Default by CCREI, or (b) a material act or omission of CCREI that was performed or omitted fraudulently, that results from CCREI’s willful misconduct or was due to CCREI’s gross negligence, and provided that Aetna is not a Defaulting Member hereunder, or (c) the occurrence of an “Event of Default” under, and as defined in, the Mortgage Loan Documents as a result of a failure to make a regularly scheduled payment due thereunder, which failure continues for at least thirty (30) days after such payment is due, or (d) acceleration of the maturity of the Mortgage Loan as the result of any such Event of Default, Aetna shall have the right, exercisable by notice to CCA and CCREI within ninety (90) days after Aetna’s actual knowledge of any such event, either or both to (i) acquire the Interest of CCA for a purchase price equal to that which CCA would receive under §6.6 if CCA was the selling Member, provided that the Bid Price shall be determined by mutual agreement, or if not, by the appraisal procedure set forth in Appendix A to this Agreement, and (ii) replace CCREI as the Manager of the Company, effective immediately upon exercise of such right. Aetna’s right under this §6.7 to acquire CCA’s Interest shall apply to any portions of such Interest transferred by CCA to another person or party, regardless of whether such transfer was permitted under this Agreement.
     §6.8. CCA’s Right to Acquire Portion of Aetna’s Interest. Provided CCA is not then a Defaulting Member, CCA shall have the option, during the six-month period commencing on the date of Closing, to purchase, for cash, forty percent (40%) of Aetna’s Interest, such that after such purchase Aetna shall have a fifty-one percent (51%) Membership Percentage. Such purchase may be by CCA, or a Carr REIT or an Affiliate of a Carr REIT, or by an Affiliate of CCA. CCA shall provide Aetna with not less than fifteen (15) days’ prior written notice of its intent to purchase such Interest. The purchase price for such Interest shall be the sum of (a) Aetna’s Capital Contribution allocable to such Interest (i.e., forty percent (40%) of Aetna’s initial Capital Contribution as shown on Schedule A hereto), plus (b) an amount equal to the greater of (i) the amount that will provide Aetna with an IRR of 14% on the amount paid to Aetna pursuant to clause (a), or (ii) $200,000. Upon such sale and purchase, Aetna’s Capital Contribution shall be reduced by, and CCA’s Capital Contribution shall be increased by (or if the purchaser is an Affiliate of CCA, such purchaser’s Capital Contribution shall be) the amount paid to Aetna pursuant to clause (a). Such Interest shall be conveyed free and clear of any right, title or interest of any third party and with appropriate authorization, execution, delivery and enforceability representations, but such sale shall be made without any other representation or warranty by, or recourse to, Aetna.

ARTICLE VII
AMENDMENTS AND MEETINGS
     §7.1. Amendments. Any amendments to this Agreement shall be adopted and be effective as an amendment hereto only if approved by all the Members.
     §7.2. Meetings of the Members.
     (a) Meetings of the Members may be called at any time by the Manager. Notice of any meeting, including the date, time and location, shall be given to all Members not less than fifteen (15) days nor more than thirty (30) days prior to the date of such meeting. Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must by signed by the Member or its attorney-in-fact.
     (b) Unless otherwise provided by law or by this Agreement, all questions shall be decided only by an affirmative vote of all of the Members.
     (c) Any action of Members may be taken without a meeting, without prior notice and without a vote, if a consent, or consents in writing, setting forth the action so taken, shall be signed by all the Members.
ARTICLE VIII
ALLOCATION OF PROFITS AND LOSSES
     §8.1. Profits and Losses.
     (a) Profits. Profits and all items of Company profit, income, gain, or credit shall be allocated after taking into account any allocations made pursuant to §8.2, for each Fiscal Year as follows:
     (i) with respect to all items other than those in connection with a Capital Transaction:
     First, to the extent Losses have previously been allocated to any Member for prior Fiscal Years, Profits shall be allocated to the Members first to offset any Losses allocated to them from and after the date hereof which have not previously been offset and the balance of such Profits shall offset any Losses allocated to them which have not previously been offset (in each case pro rata among the Members in proportion to the share of Losses to be offset); and
     Second, to the Members until the aggregate amount of Profits allocated to each Member under this §8.1(a)(i) Second equals the amount distributed or distributable to each Member pursuant to §9.1, Second hereof (in each case pro rata among the Members in proportion to such distributions to the Members) and thereafter in the same ratio as distributions.
     (ii) with respect to those items in connection with a Capital Transaction:
     First, to the extent Losses have previously been allocated to any Member for prior Fiscal Years, Profits shall be allocated to the Members first to offset any Losses allocated to them which have not previously been offset (in each case pro rata among the Members in proportion to the share of Losses to be offset); and
     Second, to each Member until the aggregate amount of Profits allocated to each Member under this §8.1(a)(ii) Second equals the amount distributed or distributable to each Member pursuant to §9.2(b), Second hereof (in each case pro rata among the Members in proportion to such distributions to the Members) and thereafter in the same ratio as distributions.;
     (b) Losses. Losses and all items of Company loss and deduction, shall be allocated, after taking into account any allocations made pursuant to §8.2, for each Fiscal Year as follows:
     First, to the extent Profits have previously been allocated to any Member for prior Fiscal Years, Losses shall be allocated to the Members first to offset any Profits allocated to them which have not previously been offset (in each case pro rata among the Members in proportion to the share of Profits to be offset);
     Second, Losses shall be allocated among the Members in proportion to the respective then positive balances in the Capital Accounts; and
     Thereafter, to the Members in accordance with their respective Membership Percentages.
     §8.2 Special Allocations. The following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 8, if there is a net decrease in Minimum Gain or Member Minimum Gain during any Fiscal Year, and if any Members would otherwise have an Adjusted Capital Account Deficit at the end of such year, each such Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. The items to be so allocated shall be determined in accordance with Treasury Regulations §1.704-2(f) and (i). This §8.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations §§l.704-2(f)(6) and 1.704-2(j)(2)(i) through (iii) and shall be interpreted consistently therewith.
     (b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible, provided that an allocation pursuant to this §8.2(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 8 have been tentatively made as if this §8.2(b) were not in this Agreement.
     (c) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year that is in excess of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations §§1.704-2(g)(l) and 1.704-2(i)(5), such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided than an allocation pursuant to this §8.2(c) shall be made only if and to the extent that such Member would have an adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 8 have been tentatively made as if this §8.2(c) were not in this Agreement.
     (d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or portion thereof shall be allocated among the Members in accordance with their respective Membership Percentages.
     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or portion thereof shall be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable, in accordance with Treasury Regulations §1.704-2(i).
     (f) Code §754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Treasury Regulations §1.704-l(b)(2)(iv)(m), is to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such a gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

     (g) Reduction in Nonrecourse Liabilities. Any decrease in nonrecourse liabilities secured by the Property shall be allocated among the Members in proportion to their percentage shares of such liabilities immediately before the decrease, as determined in Treasury Regulations § 1.752-3(a).
     §8.3 Corrective Allocations. If allocations are made pursuant to §8.2 that would materially change the amounts distributable to any Member (whether currently or upon liquidation), corrective allocations of Profits or Losses, or corrective allocations of items of income, gain, loss and deduction, shall be made as soon as possible, to the extent consistent with §704(b) of the Code, to produce distributions that do not differ from the distributions that would have been made if the above allocations had not been made.
     §8.4. Allocation Rules.
     (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis (but no less frequently than once annually), as determined by the Manager using any method that is permissible under §706 of the Code and the Treasury Regulations thereunder.
     (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss and deduction or any other allocations not otherwise provided for shall be allocated among the Members in the same manner as is applicable to Profits and Losses for the Fiscal Year in question.
     (c) The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income and loss for income tax purposes.
     (d) To the extent that the allocations made pursuant to this Agreement for any taxable year include the allocation of an item of income or gain that is recaptured as ordinary income under Code §§1245 or 1250, such ordinary income shall be allocated to the Members who received the allocation of the depreciation or cost recovery deductions that generated the ordinary income recapture in proportion to their shares of such deductions, provided that any such allocation of ordinary income shall not change the aggregate amount of income or gain allocated to any Member for any taxable year.
     §8.5. Tax Allocations; §704(c) and Capital Account Revaluation Allocations.
     (a) In accordance with §704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Asset Value.

     (b) In the event the Asset Value of any Company asset is adjusted pursuant to Paragraph (ii) of the definition of “Asset Value” contained in Article I hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under §704(c) of the Code and the Treasury Regulations thereunder.
     (c) Any elections or other decisions relating to allocations under this §8.5, including the selection of any allocation method permitted under Treasury Regulations §1.704-3, shall be made by approval of the Manager in any manner that reasonably reflects the purpose and intention and the consent of Aetna as provided in §11.1 of this Agreement; provided, however, that the Manager shall elect the “traditional method” of §704(c) allocations as provided in Treasury Regulations §1.704-3(b). Allocations pursuant to this §8.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
     §8.6. Intentions and Construction of Allocations. It is the intention of the Members to allocate Profits and Losses in such a manner as to cause each Member’s Capital Account to always equal the amount of cash such Member would be entitled to receive if the Company sold its assets for their respective book values and, after satisfying all Company liabilities, the proceeds from such sale, as well as all other funds of the Company, were then distributed to the Members pursuant to Section 9.2(b). These provisions shall be so interpreted as necessary to accomplish such result.
ARTICLE IX
DISTRIBUTIONS
     §9.1. Net Cash Flow Distributions. The Company’s Net Cash Flow will be determined quarterly by the Manager and distributed within forty-five (45) days after the end of each fiscal quarter to the Members as follows:
     First, to each Member who has made a Member Loan (pro rata on the basis of the relative amounts of the Members’ respective Member Loans) the amount required to repay each Member Loan and all accrued interest thereon in full, payments being applied first to accrued interest and then to principal (provided that any outstanding Additional Member Loan(s) and accrued interest thereon shall be payable to Advancing Member(s) from the Non-Participating Member’s share of Member Loan repayments); and
     Second, to the Members, in accordance with their respective Percentage Interests (provided that any outstanding Additional Member Loan(s) and accrued interest thereon shall be payable to Advancing Member(s) from the Non-Participating Member(s)’ allocable share of Net Cash Flow).

     §9.2. Proceeds of Capital Transactions.
     (a) Capital Transaction Proceeds. Capital Transaction Proceeds and any cash, other than Net Cash Flow distributable pursuant to §9.1, shall be applied first, to the payment of all debts, fees, costs and liabilities of the Company then due (or required by any lender or creditor to be repaid on account of the event referred to in this section which makes such cash available) and, second, to fund reasonable reserves for other liabilities and, to the extent provided in the then current Annual Budget under §11.3 for working capital, capital acquisitions, or other business plans or contingencies of the Company; provided, that at the expiration of such period of time as the Manager shall reasonably deem advisable, the balance of such reserves remaining after payment (or other satisfaction) of such contingencies shall be distributed in the manner hereinafter set forth in this section. The remaining cash from Capital Transaction Proceeds, if any, shall then be distributed to the Members as soon as possible after the Capital Transaction in accordance with the priorities set forth in §9.2(b).
     (b) Distribution of Capital Transaction Proceeds. After application of Capital Transaction Proceeds pursuant to §9.2(a), remaining Capital Transaction Proceeds shall be distributed as follows:
     First, to Members in satisfaction of any Member Loans which have not been satisfied pursuant to § 9.2(a) (pro rata on the basis of the relative amounts of the Member’s outstanding Member Loans the amount required to repay each Member Loan and all accrued interest thereon provided that any outstanding Additional Member Loan(s) and accrued interest thereon shall be payable to Advancing Member(s) from the Non-Participating Member(s) share of Member Loan repayments); and
     Second, the balance, if any, to the Members in accordance with their respective Percentage Interests (provided that any outstanding Additional Member Loan(s) and accrued interest thereon shall be payable to Advancing Member(s) from the Non-Participating Member(s) allocable share of Capital Transaction Proceeds).
     §9.3. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member’s Interest if such distribution would violate the Act or other applicable law.
ARTICLE X
RESTRICTIONS ON TRANSFER OF INTERESTS
     §10.1. Transfer.
     (a) No Member shall assign, pledge, hypothecate, encumber or otherwise voluntarily transfer by any means whatever (“Transfer”) all or any portion of its Interest without the prior written consent of Manager and the other Member(s), or except as otherwise expressly provided in herein. Consent to any proposed Transfer may be withheld by Manager or the other Members at the sole discretion of Manager or the other Members, as applicable. Notwithstanding the foregoing, in the event that Aetna seeks to Transfer its entire Interest to an insurance company, a state or federally chartered bank or savings association, or other financial institutional investor, Manager and the other Member(s) shall not unreasonably withhold, condition or delay its consent to such proposed Transfer. In connection with any such proposed Transfer, Aetna shall provide Manager and the other Member(s) with such financial and other information concerning the proposed transferee as Manager and the other Member(s) shall reasonably request. In no event, however, may any Transfer occur that would constitute or cause a default under any mortgage on the Property.
     (b) A transfer of a controlling interest within a Member shall also be considered a Transfer for purposes of this Agreement. For purposes of this provision, a “controlling interest within a Member” shall mean (i) the transfer of fifty (50%) or more of the ownership interest of the Member or the transfer and/or issuance of more than fifty percent (50%) of the voting stock of the Member, if the Member is not a publicly held corporation, to any Person that is not an owner or stockholder of the Member on the date of execution of this Agreement, or (ii) the sale, transfer or other conveyance of all or substantially all of the Member’s assets. The Transfer prohibitions of this Section 10.1 shall not apply to Transfers (w) as a result of death, or in connection with the estate planning, of a natural person to a spouse, son or daughter or descendant of either, to a stepson or stepdaughter or descendant of either, (x) from a Member to its Affiliate, (y) from a Member to a Carr REIT or Affiliate of a Carr REIT, or (z) with regard to Aetna, as a result of a corporate merger or acquisition of substantially all of the ownership interests within Aetna or substantially all of Aetna’s assets (a “Permitted Transfer”). A transferee of a Member’s Interest will be admitted as a Substituted Member only pursuant to Section 10.3, Any purported Transfer that does not comply with the provisions of this Section 10 shall be void and shall not cause or constitute a dissolution of the Company.
     (c) Any provisions of this §10.1 to the contrary notwithstanding, unless Aetna has exercised its rights under §§6.6 or 6.7 to acquire CCA’s Interest, at all times while Aetna is a Member, not less than twenty percent (20%) of the membership interests in CCA shall be owned, directly or indirectly, by any one or more of Carr Capital, Affiliates of Carr Capital, a Carr REIT, an Affiliate of a Carr REIT and the immediate family members of Oliver T, Carr III.
     (d) It is the general intent that all Members in the Company shall remain as Members until such time as the Property has been sold.
     (e) In the event CCA transfers its Interest (or one or more of the members of CCA transfers its interest in CCA) to a Carr REIT or an Affiliate thereof, CCA shall have the right to replace CCREI as Manager with such Carr REIT or an Affiliate thereof.

     §10.2. Assignee of Member’s Interest. If, pursuant to a Transfer of an Interest by operation of law (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a person or entity acquires an Interest, but is not admitted as a Substituted Member pursuant to Section 10.3, such person or entity:
     (a) shall be an assignee of a Member’s Interest, as provided in the Act;
     (b) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and
     (c) shall share in distributions from the Company with respect to the transferred Interest, on the same basis as the transferring Member.
     §10.3. Substituted Members No person or entity taking or acquiring, by whatever means, the Interest of any Member shall be admitted as a Substituted Member in the Company (a “Substituted Member”) except upon the written consent of Manager and Aetna, or where such person or entity has taken or acquired the Interest in the Company pursuant to the unanimous consent of the Members. Notwithstanding the foregoing, any transferee of a Member’s Interest pursuant to a Permitted Transfer under the terms of Section 10.1(b) and the purchaser of a portion of Aetna’s Interest pursuant to §6.8 shall be deemed to be a Substituted Member without further approval required.
     §10.4. Withdrawal. A Member may not resign or withdraw from the Company without the consent of the other Members.
ARTICLE XI
BOOKS AND RECORDS; NOTICES FROM MANAGER
     §11.1. Books, Records and Financial Statements. Manager shall keep or cause to be kept full and complete books and records of account, which shall accurately and completely reflect each transaction of the Company. All such books and records and all leases and contracts and agreements to which the Company is a party shall at all times be kept and maintained at the principal office of the Property Manager. The books and records of the Company shall be open to inspection and examination by the Members and their representatives, upon reasonable prior written notice, during regular business hours. Manager shall cause the Company’s books and records to be closed reasonably promptly after the end of each Fiscal Year. Manager shall require that the Accountants prepare and submit to the Company and Aetna (a) not later than one hundred-twenty (120) days after the end of such Fiscal Year, annual audited financial statements for the Company, which statements shall include a statement of profits and losses for such Fiscal Year, a balance sheet as of the last day of such Fiscal Year, a cash flow statement for such Fiscal Year and a statement of each Member’s Capital Account, (b) not later than the tenth (10th) day after receipt by Manager, bank statements for the Company for such month; (c) not later than forty-five (45) days following each fiscal quarterly period, internally prepared financial statements for such quarter in a form reasonably approved by Aetna, and (d) on or before the ninetieth (90) day after the end of each Fiscal Year, copies of the Company’s tax return, and such other information respecting the Company (including Form K-l and a form 1065) as may be required to enable each Member to complete properly its federal income tax return and any income tax return of any state and any other reporting or filing requirement imposed by any governmental authority. The costs and expenses of such statements and preparation of tax returns shall be borne by the Company. The actual filing of all tax returns shall be timely made on behalf of the Company by Manager. The determination of whether the Company should make available elections for tax purposes shall be made by Manager, subject in all respects to the prior reasonable approval of Aetna.
     §11.2. Accounting Method. The books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner, for all tax and financial purposes,
     §11.3. Annual Budget.
     (a) Annually, the Manager shall prepare and submit to the other Members a projected operating budget and capital budget (herein collectively referred to as a “Proposed Budget”) for the operation of the Property for each Fiscal Year. The Members will consider such Proposed Budget and consult with the Manager to agree on an approved operating budget and an approved capital budget (such budgets, when approved by all Members, being collectively referred to as an “Annual Budget”). The Manager shall prepare and submit to the other Members the Proposed Budget for Fiscal Year 2004 within 90 days after the Closing and shall prepare and submit the Proposed Budget for each Fiscal Year thereafter no later than 45 days prior to the commencement of each such Fiscal Year. The Manager shall furnish to the Members such reasonable financial information relating to the Property and the Company as is requested by the Members and is available to the Manager. Unless and until an Annual Budget is so approved for a Fiscal Year, the Manager shall operate the Company in accordance with the Annual Budget for the prior Fiscal Year, subject, however, to changes in Non-Discretionary Expenses.
     (b) The Company shall not incur any expenses except those (a) which do not exceed or deviate from the applicable Annual Budget by more than 10% of any line item nor more than 5% in the aggregate of all line items or (b) which are Non-Discretionary Expenses to the extent in excess of the amount provided therefor in the applicable Annual Budget. If a Proposed Budget is not approved, Manager may, nevertheless, pay Non-Discretionary Expenses.
     §11.4. Notices from Manager. Manager shall provide the following notices and information to the other Members:
(a)	Copy of any notice from the holder of the Mortgage Loan or any subsequent mortgage loan alleging or declaring an event of default under such mortgage loan or other loan documents executed in connection therewith or, if no such notice has been issued by the holder of such mortgage loan but Manager has actual knowledge of an event of default under such mortgage loan, a statement by Manager of such event of default;
(b)	On a quarterly basis, a current rent roll for the Property, which shall include a tenant delinquency report and shall be certified by Manager as complete and accurate in all material respects;

(c)	Manager’s actual knowledge of any actual or threatened litigation against the Company or the Property which is not covered by applicable insurance policies and which seeks or demands damages in excess of the Decision Threshold Amount;

(d)	Notice from any governmental or quasi-governmental agency or authority alleging or declaring a violation or breach of the Property (including the use or operation thereof) with any Requirements, beyond any applicable notice and cure period;

(e)	Manager’s actual knowledge of any event or condition described in the non-recourse carveout provisions of the Mortgage Loan Documents or any other mortgage loan documents to which the Company is a party or by which it is bound; • •

(f)	Manager’s actual knowledge of any discharge, leakage or spill of any Hazardous Materials on or affecting the Property and not previously disclosed in the existing environmental reports provided to Aetna;

(g)	Notice of any proposed eminent domain or similar proceeding for or affecting the Property of which Manager becomes aware;

(h)	The occurrence of any casualty to the Property which, in the Manager’s good faith judgment, would cost more than $100,000 to repair or replace; and

(i)	Notice from any insurance company providing insurance coverage for or relating to the Property, stating that such coverage will be discontinued or not renewed, or rejecting a claim for coverage which exceeds $100,000.
ARTICLE XII
TAX MATTERS
     §12.1. Tax Matters Member. Manager shall be the “Tax Matters Partner” as defined in §623l(a)(7) of the Code and the “Tax Matters Member” for purposes of this Agreement and shall perform comparable duties, and have comparable obligations, as to state and local tax-related matters. The Company shall reimburse Tax Matters Member for all expenses reasonably incurred by it in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Members. The Tax Matters Member shall promptly take such action as may be necessary to cause the Members to become “Notice Partners” within the meaning of §6231(a)(8) of the Code. The Tax Matters Member shall keep the other Members apprised of all substantive matters related to the Company’s taxes that may come to the attention of the Tax Matters Member by giving notice thereof to the other Members reasonably promptly after the Tax Matters Member becomes informed of any such matter or within such shorter period as may be required to comply with the applicable statutory or regulatory provision. The Tax Matters Member shall not (a) take any action to enter into an agreement with the Internal Revenue Service to extend the limitation period for assessment of any tax controversy with the Internal Revenue Service, (b) settle, institute or compromise any controversy, or make any material (as reasonably determined by Aetna) decision regarding or affecting Company taxes or respond in any manner to any request or notice from the Internal Revenue Service, or (c) choose a forum for litigation of a tax controversy, except in each such case with the Consent of Aetna.
     §12.2. Taxation as Partnership. The Company intends to be treated as a partnership for federal income tax purposes. The Manager and officers of the Company shall make any filings required for this purpose and shall not take any action which would be inconsistent with the Company being treated as a partnership for federal income tax purposes. Without limiting the foregoing, each of the Members agrees that it shall not file an election under Treasury Regulations §301.7701-3 on behalf of the Company which is inconsistent with this intention.
     §12.3. Section 754 Election. In the event of a transfer of all or any part of the interest of any Member for an amount in excess of the adjusted basis of such interest for Federal income tax purposes, the Manager shall elect, on behalf of the Company, and with the Consent of Aetna as provided in §11.1, and pursuant to §754 of the Code (or corresponding provisions of any succeeding law), to adjust the basis of the Company’s property. Each Member will furnish the Manager with all information necessary to give effect to such election and will pay the costs of any election applicable to it.
ARTICLE XIII
LIABILITY; OTHER BUSINESSES
     §13.1. Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager or any officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company, or for the repayment of the Capital Contributions, Additional Member Loans or Member Loans of any other Member. Except as otherwise expressly required by law and as set forth in §13.2 below, a Member, individually, and in its capacity as a Manager, shall have no liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make any payments expressly provided for in §§4.1 and 6.6 of this

Agreement or Appendix A to this Agreement, and (d) the amount of any distributions wrongfully distributed to it.
     §13.2 Indemnity. Subject to the provisions of any other agreement to which the Members are parties, no Member shall be liable to, responsible for or accountable in damages or otherwise to the Company or to another Member for any action taken or failure to act on behalf of the Company within (or reasonably believed by such Member to be within) the scope of the authority conferred on such Member by this Agreement or by law, unless such action or omission was performed or omitted fraudulently or constituted willful misconduct or gross negligence. The Company shall indemnify each Member for, and shall hold each Member harmless from and against any and all claims, liabilities, losses, penalties, costs, expenses, damages or injuries suffered or sustained by such Member by reason of any acts or omission arising out of its activities as a Member hereunder on behalf of the Company or in furtherance of the interests of the Company within (or reasonably believed by such Member to be within) the scope of authority conferred on such Member by this Agreement or by law, including any judgments, awards, settlements, reasonable attorneys’ fees and disbursements and other costs and expenses incurred in connection with the defense of any actual or threatened actions, proceedings or claims, provided that any such acts or omissions or alleged acts or omissions were not performed or omitted fraudulently and were not the result of willful misconduct or gross negligence on the part of such Member. The Company’s liability under this §13.2 shall be limited to its interest in the Property and no Member shall be personally liable therefor, except with respect to acts or omissions that were performed or omitted fraudulently or constituted willful misconduct on the part of such Member. Notwithstanding the foregoing, the Manager and Carr Capital (which is the Manager’s managing member) (collectively, the “Indemnitors”), by separate agreement executed simultaneously herewith, shall indemnify Aetna from any liability which Aetna may incur in connection with the financing, ownership, operation of the Property or Aetna being a Member of the Company, to the extent arising from the gross negligence or willful misconduct of the Indemnitors.
     §13.3. Other Businesses. Aetna, CCA, CCREI and/or any of their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a breach of any legal duty. No Member, Manager or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by same, and Aetna, CCA and CCREI and/or any of their respective Affiliates shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.

ARTICLE XIV
DISSOLUTION, LIQUIDATION AND TERMINATION
     §14.1. Dissolution.
     (a) The Company shall be dissolved only upon the occurrence of any of the following events:
(i)	by the written agreement of Manager and the Members; or

(ii)	upon the entry of a decree of dissolution under §18-802 of the Act.
     (b) The death, legal incapacity, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not result in the dissolution of the Company.
     §14.2. Liquidation. Upon dissolution of the Company, the Manager or a Person designated by the Manager with the Consent of Aetna, as liquidating trustee, shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation (the foregoing process being referred to herein as a “Liquidation”). The Members shall continue to share Profits and Losses during Liquidation in the same manner, as specified in the Article IX hereof, as is applicable before Liquidation. The proceeds of Liquidation shall be distributed, as realized, to creditors of the Company and then to the Members, pro rata in proportion to their respective positive Capital Accounts (after reflecting in such Capital Accounts all adjustments thereto necessitated by (A) all other Company transactions (distributions and allocations of Profits and Losses and items of income, gain, deduction, and loss) and (B) such Liquidation) until such Capital Accounts have been reduced to zero. It is the intent of the Members that the amount of cash distributed to each Member under this Section 14.2 corresponds to the amount each Member would receive if amounts distributable pursuant to this Section 14.2 instead were distributable pursuant to Section 9.2(b), and the allocations provided for in Article VIII are intended to produce that result. If for any reason the amount of cash otherwise distributable to each Member under this Section 14.2 differs from the amounts that each Member would receive if such amounts were distributable pursuant to Section 9.2(b), then allocations of items of income, gain, loss and deduction shall be made to eliminate all such differences to the extent permitted by the Code and the applicable Regulations.
     §14.3. Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article XIV, and the Certificate shall have been canceled in the manner required by the Act.

ARTICLE XV
MISCELLANEOUS
     §15.1. Remedies. The rights and remedies of the Members under this Agreement in the event of a Default by a Member shall not be exclusive and shall be cumulative of all rights or remedies available at law, in equity or under this Agreement. Each Member confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that without prejudice to the right of a Member in an appropriate case to pursue a remedy at law or otherwise, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy.
     §15.2. Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered in person or by recognized overnight delivery service, telecopied or mailed by registered or certified mail to the Members and the Manager at their respective addresses set forth at Schedule A.
     All such notices shall be deemed to have been given when received or when delivery is refused, for any reason. Either party may change the address to which notices shall be sent by a notice served in accordance with the terms hereof.
     §15.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and; to the extent permitted by this Agreement, their respective successors, heirs, legal representatives and assigns.
     §15.4. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
     §15.5. Counterparts. This Agreement may be executed by faxed signatures and in any number of counterparts with the same effect as if the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.
     §15.6. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understanding pertaining thereto.
     §15.7. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.
Remainder of Page is Intentionally Blank; Following are Signature Pages

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

MEMBERS;

AETNA LIFE INSURANCE COMPANY, a Connecticut corporation

By:	/s/ Peter S. Atwood

Peter S. Atwood
Managing Director

CARR CAPITAL ATRIUM, LLC, a Virginia limited liability company

By:	CARR CAPITAL REAL ESTATE INVESTMENTS, LLC, a Virginia limited liability company Administrative Member

	By:	CARR CAPITAL CORPORATION, a District of Columbia corporation Managing Member

		By:	/s/ Oliver T. Carr, III

Oliver T. Carr, III
President

MANAGER:

By:	CARR CAPITAL REAL ESTATE INVESTMENTS, LLC, a Virginia limited liability company Administrative Member

	By:	CARR CAPITAL CORPORATION, a District of Columbia corporation Managing Member

		By:	/s/ Oliver T. Carr, III
Oliver T. Carr, III
President
[Signature Page to Atrium Building, LLC Operating Agreement]

SCHEDULE A

Members and Addresses
Percentage	Initial Capital Contributions	Membership
Aetna Life Insurance Company	$10,625,000	85%
151 Farmington Avenue, RT1 1 Hartford, Connecticut 06156 Attn: Peter S. Atwood fax: (860)273-1620

Carr Capital Atrium, LLC	$1,875,000	15%

c/o Carr Capital Corporation 1750 H Street, N.W. Suite 500 Washington, D.C. 20006 Attention: Oliver T. Carr, III fax: (202)303-3078
	$12,500,000	100%
Manager and Address
Carr Capital Real Estate Investments, LLC
c/o Carr Capital Corporation
1750 H Street, N.W.
Suite 500
Washington, D.C. 20006
Attention: Oliver T. Carr, III
fax: (202)303-3078
Schedule A-1

APPENDIX A
APPRAISAL PROCESS FOR PURCHASE BY AETNA OF CCA’S INTEREST
PURSUANT TO SECTION 6.7
     Unless the Members of the Company mutually agree otherwise, the “Bid Price”, for purposes of §6.7 of the Operating Agreement, shall be the fair market value of the assets of the Company, determined as follows:
          (i) Within ten (10) days after Aetna notifies CCA of its election to exercise its right under §6.7 to acquire the Interest of CCA, CCA and Aetna each shall designate an appraiser by written notice to the other, specifying in such notice the name and address of such appraiser. Each party shall cause its designated appraiser to appraise the assets of the Company for the purpose of determining the fair market value thereof in accordance with this Agreement. Each such determination shall be set forth in a narrative appraisal submitted to CCA and Aetna not later than forty-five (45) days after such designation.
          (ii) If either party shall not have designated an appraiser within the aforesaid ten-day period, and if such party shall not designate an appraiser within an additional period of five (5) days after receiving written notice reminding such party that the aforesaid ten-day period has expired and that such party has not designated an appraiser, then the determination of the fair market value of the Company’s Assets by the appraiser designated by the other party shall be binding upon the parties and shall constitute the Bid Price. If each party shall have designated an appraiser as provided in this subsection (ii), but neither of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period, then such period of time shall be extended for successive periods of ten (10) days each until one or both appraisals have been submitted to both parties. If each party shall have designated an appraiser as provided in this subsection (ii), but only one of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period (as such period may have been extended pursuant to the immediately preceding sentence), then the determination of the fair market value of the Company’s assets by that appraiser shall be binding upon the parties and shall constitute the Bid Price.
          (iii) If the determinations of the fair market value of the Company’s assets by the aforesaid two appraisers do not differ by more than ten percent (10%) of the lower of the two determinations, then the arithmetic average of those two determinations shall be the Bid Price. Otherwise, the parties shall promptly direct the two appraisers to consult with one another for the purpose of jointly designating a third appraiser. If a third appraiser has not been so designated within five (5) days after such direction, then the parties shall request the designation of a third appraiser by the American Institute of Real Estate Appraisers (or any other organization which is successor to the American Institute of Real Estate Appraisers and mutually acceptable to Aetna and CCA). The third appraiser shall not review the two narrative appraisals prepared by the other two appraisers unless and until such third appraiser has prepared its
Appendix A-l

own narrative appraisal of the fair market value of the Company’s assets. The Bid Price, in such event, shall be the arithmetic average of the fair market value of the Company’s assets as determined by those two appraisals being closest together in the amount of their determinations.
          (iv) Each appraiser designated pursuant to this provision shall be a licensed appraiser in the Commonwealth of Virginia, shall be a certified member of the American Institute of Real Estate Appraisers (or any equivalent organization) and shall have at least ten (10) years continuous experience in appraising properties comparable to the Property in the market area in which the Property is located. The fees and expenses of the appraisers referred to herein shall be paid by the Company.
          (v) Each appraiser shall determine the fair market value of the Company’s assets to an all cash purchaser in an “arms length” transaction as of the date of determination. Each such determination shall consider such assets as being free and clear of encumbrances, with due consideration for both the improvements existing on or forming a part of the Property and the use of such Property as an office building.
          (vi) Aetna shall purchase, and CCA shall sell and convey, CCA’s Interest within ten (10) days after determination of the Bid Price.
Appendix A-2